Exhibit 99.1

  GLACIER BANCORP, INC. ANNOUNCES ACQUISITION OF CITIZENS BANK HOLDING COMPANY
                               IN POCATELLO, IDAHO

     KALISPELL, Mont., Dec. 15 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc. (Nasdaq: GBCI) today announced the signing of a definitive agreement to acquire Citizens Bank Holding Company in a cash and stock transaction valued at $17.2 million. Citizens Bank Holding Company is a bank holding company for Citizens Community Bank, a commercial bank with approximately $110 million in assets and three banking offices in Pocatello and Idaho Falls, Idaho. Glacier is a bank holding company with $3.0 billion in assets and 55 offices in Montana, Idaho, Utah and Washington.

     The boards of Glacier and Citizens unanimously approved the transaction, which is subject to regulatory approval and other customary conditions of closing. Following completion of the transaction, Citizens Community Bank will operate as a separately chartered banking subsidiary of Glacier. The acquisition of Citizens will expand Glacier's focused community banking strategy into southeastern Idaho. Citizens will benefit from additional lending capacity and banking services, while maintaining its autonomy and local decision-making authority. Citizens will continue to operate under its current name with all employees and existing management retained.

     "This is a very well run bank that is located in two of Idaho's leading markets," commented Mick Blodnick, Glacier's President and CEO. "Ralph Cottle and his team have done a great job in building a strong and respected community banking presence in southeastern Idaho -- a market where we have desired a presence for some time. This acquisition will give Glacier a significant presence in a market that is squarely in the middle of our existing markets in Boise and Sun Valley, northern Idaho, western Montana, and northern Utah. It also fits very nicely with our recently-announced expansion into western Wyoming through the pending acquisition of First National Bank West. We are delighted to be adding Citizens Community Bank, its customers, and employees to the Glacier family." Blodnick also noted that the transaction is expected to be immediately accretive to Glacier's earnings per share.

     Ralph Cottle, Citizens' President and CEO, commented, "We are excited about joining the Glacier community banking organization. This transaction will benefit all of our stakeholders, including our shareholders, employees, and customers. Teaming up with Glacier will ensure that we remain a locally-managed and focused institution, and enable us to combine our extraordinary service levels with Glacier's comprehensive banking resources. We think it's a very positive relationship for everyone involved." D.A. Davidson & Co. advised Glacier Bancorp in the transaction. Hovde Financial delivered a fairness opinion to the directors of Citizens Bank Holding Company.

     About Glacier Bancorp, Inc.
     Glacier Bancorp, Inc. is the parent company for seven community banks, including Glacier Bank, Kalispell; Glacier Bank, Whitefish; First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank; and Western Security Bank, Billings, all located in Montana; as well as Mountain West Bank, Coeur d'Alene, with operations in Idaho, Utah and Washington. At September 30, 2004, Glacier Bancorp, Inc. had total assets of $3.0 billion, and capital of $263 million.

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     About Citizens Bank Holding Company
     Headquartered in Pocatello, Idaho, Citizens Bank Holding Company is the bank holding company for Citizens Community Bank, an Idaho state chartered bank with two full service branches in Pocatello and one full service branch in Idaho Falls. As of September 30, 2004, Citizens Bank Holding Company and Citizens Community Bank, on a consolidated basis, had total assets of $112 million and total equity capital of $7.4 million.

SOURCE  Glacier Bancorp, Inc.
     -0-                             12/15/2004
     /CONTACT: Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./
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